Exhibit 10.10

IntertechBio Rights Transfer Agreement

This Rights Transfer Agreement (the “Agreement”) is made between Moleculin Biotech, Inc. (“MBI”), a Delaware Corporation, whose address is 1973 W Clay St, Houston, Texas 77019 and IntertechBio Corporation (“IntertechBio”), a Texas Corporation whose address is 1973 W Clay St, Houston, Texas 77019, on August 11, 2015 (“Effective Date”).

Recitals

WHEREAS, IntertechBio currently holds a license to certain metabolic inhibitor technology owned by The University of Texas M.D. Anderson Cancer Center (“UTMDACC”) dated April 2, 2012 (the “License”); and

WHEREAS, MBI wishes to gain rights to the License;

NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereinafter set forth, and other valuable consideration, the sufficiency of which is hereby acknowledged, MBI and IntertechBio hereby agree as follows:

Assignment of License

Subject to the other terms and conditions of this Agreement, IntertechBio hereby agrees to assign the License to MBI and to seek all necessary approvals from UTMDACC to perfect such assignment. If despite IntertechBio’s best efforts, such assignment cannot be approved by UTMDACC by September 30, 2015, MBI shall have the right to require IntertechBio to enter into a pass-through sublicense agreement (the “IntertechBio Sublicense”) granting MBI all the rights afforded to IntertechBio under the License and obliging MBI to cover whatever costs that may arise as a result MBI’s activity pursuant to the IntertechBio Sublicense. To the extent that such sublicense results in any fees assessed by UTMDACC relating to the consideration paid by MBI to IntertechBio in connection with this Agreement, IntertechBio agrees to indemnify MBI for such fees, which may result in a reduction of the net consideration IntertechBio receives as a result of this Agreement.

Transfer of Data

Upon the request of MBI, IntertechBio agrees to transfer any and all data it may have regarding the License or the subject matter relating to the License (the “License Data”). Specifically, IntertechBio does hereby grant, set over, bargain, convey, assign, transfer and deliver to MBI, MBI’s successors and assigns, as of the Effective Date, all of IntertechBio’s right, title and interest in and to the License and the License Data, including, without limitation, and with respect to all such intangible assets as are included therein, all trade secrets, know-how, confidential information, and all other intellectual property rights of IntertechBio included in the License Data.

Issuance of MBI Shares

In exchange for the forgoing Assignment of License and current and future Transfers of Data, including the License Data, MBI agrees to issue to IntertechBio 611,000 shares (the “Shares”) of MBI Common Stock. IntertechBio shall take all actions reasonably necessary or desirable in connection with the consummation of any initial public offering of MBI as requested by MBI (including the execution of customary lock-up agreements on terms no less favorable than the terms relating to the directors and executive officers of MBI).

To the extent IntertechBio chooses to distribute the Shares to its shareholders, or otherwise, IntertechBio agrees to require such persons or entities to agree to the foregoing requirement in form satisfactory to MBI.

Representations and Warranties of IntertechBio

IntertechBio hereby represents and warrants that it is the sole licensee of the License except for a sublicense granted to Dermin Limited Liability Company of Warsaw Poland, dated April 15, 2011, a copy of which is provided as Exhibit A to this Agreement.

Effective as of the date IntertechBio enters into the agreement with UTMDACC attached hereto as Exhibit B, IntertechBio represents and warrants that the License is free and clear of any liens, encumbrances, pledges or claims and that IntertechBio has the right to enter into this Agreement and to assign the License and transfer the License Data, subject only to receipt of approval by UTMDACC.

To the best of IntertechBio’s knowledge, the Patents Rights and Technology Rights (each as defined in the License) are valid and enforceable.

IntertechBio represents and warrants that this Agreement has been duly authorized, executed and delivered by IntertechBio and is a legal, valid and binding agreement of IntertechBio enforceable in accordance with its terms, and that IntertechBio has received all required consents or approvals of its shareholders.

IntertechBio further represents and warrants that it is an "accredited investor" as defined in Section 2(15) of the Securities Act of 1933, as amended and in Rule 501 promulgated thereunder. IntertechBio represents and warrants that it is acquiring the Shares for its own account for investment purposes and not with a view to or for sale in connection with the distribution of the Shares, nor with any present intention of selling or otherwise disposing of all or any part of the Shares.

IntertechBio acknowledges that there is no assurance that MBI will be able to successfully complete an initial public offering of its securities, and that the transfers pursuant to this Agreement are not contingent on the completion of an initial public offering or any other event.

Miscellaneous

This Agreement will bind and inure to the benefit of the administrators, subsidiaries, legal representatives, successors and permitted assigns of the parties hereto.

The interpretation of this Agreement shall be governed by the internal substantive laws of the State of Texas, without giving effect to the conflicts of laws principles thereof. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent and only for the duration of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be considered original for all purposes, but all of which together shall constitute one and the same Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter herein and neither this Agreement nor any of its provisions may be changed, waived or terminated except as herein expressly provided, or in a written instrument signed by both of the parties hereto. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any other person or entity, other than the parties to this Agreement, any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

MOLECULIN BIOTECH, INC.

By:	/s/ Walter V. Klemp

Walter V. Klemp, Chairman & CEO

INTERTECHBIO CORPORATION

By:	/s/ Don Picker

Don Picker, President